Exhibit 4
ARQULE, INC.
Amended and Restated
1996 Employee Stock Purchase Plan
1. Purpose.
     The purpose of this 1996 Employee Stock Purchase Plan (the “Plan”) is to provide employees of ArQule, Inc. (the “Company”), and its subsidiaries, who wish to become shareholders of the Company an opportunity to purchase Common Stock of the Company (the “Shares”). The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Eligible Employees.
     Subject to the provisions of Sections 7, 8 and 9 below, any individual who is a full-time employee (as defined below) of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employees shall include all employees who were engaged by the Company as an employee and not as an independent contractor or leased employee and whose customary employment is:
     (a) 20 hours or more per week and
     (b) more than five months
in the calendar year during which said Offering Date occurs or in the calendar year immediately preceding such year. Independent contractors and leased employees of the Company shall not be eligible for participation in the Plan notwithstanding that they may be deemed to be “common law” employees of the Company for other purposes.
3. Offering Dates.
     From time to time, the Company, by action of the Board of Directors, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an “Offering”) on a date or series of dates (each of which is an “Offering Date”) designated for this purpose by the Board of Directors.
4. Prices.
     The price per share for each grant of rights hereunder shall be the lesser of:

     (a) eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or
     (b) eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.
At its discretion, the Board of Directors may determine a higher price for a grant of rights.
5. Exercise of Rights and Method of Payment.
     (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.
     (b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.
     (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.
6. Term of Rights.
     The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the “Offering Period”) shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.
7. Shares Subject to the Plan.
     No more than one million, two hundred and thirty thousand (1,230,000) Shares may be sold pursuant to rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares, and the limit on such maximum number, which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

8. Limitations on Grants.
     (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any “subsidiary corporation” or “parent corporation,” both as defined in Section 424 of the Code, in respect of the Company, computed in accordance with Section 423(b)(3) of the Code.
     (b) No employee shall be granted a right which permits his right to purchase shares under all employee stock purchase plans of the Company and of any “subsidiary corporation” or “parent corporation,” both as defined in Section 424 of the Code, in respect of the Company, to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.
     (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price equal to fifteen percent (15%) of the employee’s annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.
9. Limit on Participation.
     Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, within the time limitations, and subject to limitations on the number of shares available for purchase by an individual employee and in the aggregate by all participating employees established by the Board of Directors, or committee thereof, when it authorizes the Offering.
10. Cancellation of Election to Participate.
     An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee, without interest, unless otherwise determined by the Board of Directors, upon such cancellation.
11. Termination of Employment.
     Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee or to the employee’s estate, without interest unless otherwise determined by the Board of Directors.
12. Employees’ Rights as Shareholders.
     No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.
13. Rights Not Transferable.
     Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.
14. Amendments to or Discontinuation of the Plan.
     The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan.
15. Effective Date and Approvals.
     This Plan became effective on August 14, 1996, the date it was adopted by the Board of Directors. The shareholders of the Company approved the Plan within twelve (12) months of the date of adoption.
     The Company’s obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company’s counsel with, all applicable federal and state securities and other laws.
16. Term of Plan.
     No rights shall be granted under the Plan after August 14, 2006.
17. Administration of the Plan.
     The Board of Directors or any committee or person(s) to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the

Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.
The Board of Directors amended and restated this Plan on March 23, 2001.
The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 17, 2001.
The Board of Directors amended and restated this Plan on March 21, 2002.
The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 16, 2002.
The Compensation Committee of the Board of Directors authorized amendment and restatement of this Plan on March 21, 2002 which changes were made effective as of February 14, 2003 and November 7, 2003. Because of the ministerial nature of the changes, the approval of the stockholders was not required.
The Compensation Committee of the Board of Directors has been redesignated as the Compensation and Nominating Committee of the Board of Directors.
The Board of Directors amended and restated this Plan on March 14, 2003.
The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 21, 2003.
The Board of Directors amended and restated this Plan on April 4, 2005.
The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 18, 2005.

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